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                                                                    EXHIBIT 99.1

                              RAYCHEM CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN
             (AS AMENDED AND RESTATED EFFECTIVE DECEMBER 15, 1995)

         The Raychem Corporation 1995 Executive Deferred Compensation Plan was initially adopted by the Board of Directors on February 17, 1995, and has been amended and restated on behalf of the Board as the Raychem Corporation Executive Deferred Compensation Plan to read as follows effective as of December 15, 1995:

         1.      PURPOSE.

         The primary purpose of this Raychem Corporation Executive Deferred Compensation Plan (the "Plan") is to enable a select group of highly compensated management employees of Raychem Corporation and its subsidiaries to defer receipt of salary, bonuses and/or supplemental retirement benefits payable under Company compensation programs. By means of this Plan the Company seeks to attract, retain, and motivate key management personnel for itself and its subsidiaries.

         2.      DEFINITIONS.

         2.1     ADMINISTRATOR.   "Administrator" shall mean the Board or a
committee of the Board as provided in Section 3 below.

         2.2 BENEFICIARY. "Beneficiary" shall mean the person or persons designated by a Participant (in accordance with Section 7.1) to receive the balance of the Participant's Deferred Compensation Account in the event the Participant dies before receiving the entire amount credited to such Account.

         2.3     BOARD.   "Board" shall mean the Board of Directors of the
Company.

         2.4 BONUS AMOUNT. "Bonus Amount" shall mean the amount of any bonus payable to a Participant under a bonus plan sponsored by the Company or any subsidiary of the Company attributable to services performed in a Participation Year.

         2.5 CHANGE IN CONTROL. "Change in Control" shall mean the occurrence of any of the following:

                 (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company, a subsidiary, an affiliate or a Company-sponsored employee benefit plan, including any trustee of such plan acting as trustee), becoming the "beneficial owner" (as that term is defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities;

                 (b) the solicitation of proxies (within the meaning of Rule 14a-1(k) under the Exchange Act and any successor rule) with respect to the electing of any director of the Company, where such solicitation is for any candidate who is not a candidate proposed by a majority of the Board in office immediately before the time of such election; or

                 (c) the dissolution or liquidation (partial or total) of the Company or a sale of assets involving 30% or more of the assets of the Company, any merger or reorganization of the Company whether or not another entity is the survivor, a transaction pursuant to which the holders, as a group, of all of the shares of the Company outstanding immediately before the transaction hold, as a group, less than 70% of the shares of the Company outstanding after the transaction, or any other event that the Board determines, in its discretion, would materially alter the structure or ownership of the Company.
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         2.6     COMPANY.  "Company" shall mean Raychem Corporation and any successor to Raychem Corporation.

         2.7 DEFERRAL AMOUNT. "Deferral Amount" shall mean all or that portion of a Bonus Amount, all or that portion of a Salary Amount (not in excess of 50% by an Employee), and/or the amount from the Raychem Corporation Amended and Restated Bonus Deferral Plan that a Participant elects to defer under or transfer to this Plan.

         2.8 DEFERRED COMPENSATION ACCOUNT. "Deferred Compensation Account" shall mean the account established for a Participant pursuant to
Section 6.

         2.9 EMPLOYEE. "Employee" shall mean an employee of the Company or any subsidiary of the Company.

         2.10 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         2.11 INITIAL DEFERRAL ELECTION. "Initial Deferral Election" shall mean an election made pursuant to Section 5.1.

         2.12 INSOLVENCY. "Insolvency" shall mean the condition of being unable to pay debts as they mature or being subject to proceedings as a debtor under the federal Bankruptcy Code.

         2.13 OPTIONAL DISTRIBUTION ELECTION. "Optional Distribution Election" shall mean an election made pursuant to Section 5.3.2 or 5.3.4.

         2.14 PARTICIPANT. "Participant" shall mean (a) an Employee whose rate of compensation is among the highest three percent of all Employees and who is selected by the Company to participate in this Plan, (b) a consultant to the Company who was selected by the Company to participate in this Plan while an Employee and (c) a director of the Company unless participation in this Plan would cause the director not to be "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

         2.15 PARTICIPATION YEAR. "Participation Year" shall mean the fiscal year ending June 30.

         2.16 SALARY AMOUNT. "Salary Amount" shall mean the amount payable to a Participant by the Company or any subsidiary of the Company as base salary attributable to services performed in a Participation Year. In the case of a Participant who is a director or a former Employee, "Salary Amount" shall mean the Participant's compensation as a director of or consultant to the Company during a Participation Year.

         2.17 SERP AMOUNT. "SERP Amount" shall mean the amount of a Participant's lump sum benefit under the Raychem Corporation Supplemental Executive Retirement Plan transferred to this Plan at the Participant's election.

         2.18 SUBSEQUENT DEFERRAL ELECTION. "Subsequent Deferral Election" shall mean an election made pursuant to Section 5.3.1.

         2.19 TOTALLY DISABLED. "Totally Disabled" shall mean a physical or mental incapacity (a) that prevents a Participant from performing his or her normal job with the Company or a subsidiary of the Company and (b) that a physician satisfactory to the Administrator certifies is likely to be permanent.

         2.20 TRUST. "Trust" shall mean the trust established by the Trust Agreement.

         2.21 TRUST AGREEMENT. "Trust Agreement" shall mean the trust agreement between the Company and the Trustee with respect to the assets held in trust under this Plan.
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         2.22    TRUSTEE.  "Trustee" shall mean the trustee(s) of the Trust appointed pursuant to Section 10.1, and any successor trustee(s) appointed pursuant to the Trust Agreement.

         3.      ADMINISTRATION.

                 3.1 ADMINISTRATOR. This Plan shall be administered by the Board or, upon delegation by the Board, by a committee consisting of not less than two directors (in either case, the "Administrator"). In connection with the administration of this Plan, the Administrator shall have the powers possessed by the Board. The Administrator may act only by a majority of its members. The Administrator may delegate administrative duties to such Employees as it deems proper. The Board at any time may terminate the authority delegated to any committee of the Board pursuant to this Section 3.1 and revest in the Board the administration of this Plan.

                 3.2 ADMINISTRATOR DETERMINATIONS BINDING. The Administrator may adopt, alter, and repeal administrative rules, guidelines, and practices governing this Plan as it from time to time shall deem advisable, may interpret the terms and provisions of this Plan, may correct any defect, omission, or inconsistency in this Plan, and may otherwise supervise the administration of this Plan. All decisions made by the Administrator shall be binding on all persons, including the Company and all Participants and Beneficiaries. No member of the Administrator shall be liable for any action that he or she has in good faith taken or failed to take with respect to this Plan.

                 3.3 INDEMNITY. The Company shall indemnify and hold harmless each member of the Administrator, and each officer and Employee, to the fullest extent permissible by law, against any and all liabilities arising by reason of any action taken or omitted in connection with this Plan, including expenses reasonably incurred in the defense of any claim of such liability.

         4.      SELECTION OF EMPLOYEE PARTICIPANTS.

         The Company shall select Employee Participants for each Participation Year before the first day of each such year; provided that, for the Participation Year in which this Plan is adopted, the Company shall select Employee Participants for such fiscal year within 30 days after adoption of this Plan. Once selected, an Employee Participant shall automatically be a Participant for succeeding Participation Years until otherwise notified by the Company.

         5.      ELECTIONS; PAYMENT OF PLAN BENEFITS.

                 5.1 INITIAL DEFERRAL ELECTIONS. A Participant may specify his or her Deferral Amount for a Participation Year at any time before the first business day of that Participation Year by filing an Initial Deferral Election with the Administrator; provided, however, that with respect to the Participation Year during which this Plan is adopted by the Board, a Participant may file an Initial Deferral Election for the remainder of that Participation Year within 30 days after being notified of selection as a Participant.

                 5.2 GENERAL RULE FOR DISTRIBUTIONS ATTRIBUTABLE TO DEFERRAL AMOUNTS. Subject to Section 13.2 (dealing with the Insolvency of the Company) and to the terms of any elections filed under Section 5.3, 100% of a Participant's Deferral Amount for a given Participation Year (adjusted for net investment income or loss attributable to the Deferral Amount) shall be determined as of the last business day of the December after the end of such Participation Year or, if later and if elected by the Participant, the last business day of December 2000 or any fifth year thereafter (in either case, the "Determination Date"), and shall be distributed to the Participant as soon as practicable after the Determination Date.

                 5.3 ELECTIONS REGARDING SUBSEQUENT DEFERRALS AND DISTRIBUTIONS FROM DEFERRED COMPENSATION ACCOUNTS ATTRIBUTABLE TO DEFERRAL AMOUNTS. Notwithstanding Section 5.2, distributions from Deferred Compensation Accounts attributable to Deferral Amounts shall be made in accordance with instructions provided in any elections filed pursuant to this Section 5.3.
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                 5.3.1  SUBSEQUENT DEFERRAL ELECTIONS.  On or before the first business day of the June before the date that a distribution from a Deferred Compensation Account otherwise is to be made pursuant to Section 5.2 or pursuant to the most recent Subsequent Deferral Election filed pursuant to this
Section 5.3.1, a Participant may, by filing a Subsequent Deferral Election with the Administrator, defer payment of all or any portion of the amount otherwise distributable from the Deferral Amount portion of his or her Deferred Compensation Account for an additional one-year period (or such longer period as is approved by the Administrator); provided that any such Subsequent Deferral Election shall be effective only with the consent of the Administrator. As it is in the Company's interest to defer payments of compensation, the Administrator shall be deemed to consent to a Subsequent Deferral Election unless the Administrator notifies the Participant in writing, within ten business days after receipt of the Subsequent Deferral Election, that consent is not given.

                 5.3.2 OPTIONAL DISTRIBUTION ELECTION -- IN-KIND DISTRIBUTIONS. On or before the first business day of the June before the date that a distribution from the Deferral Amount portion of his or her Deferred Compensation Account is to be made, a Participant may file an Optional Distribution Election with the Administrator electing to receive an in-kind distribution of all of the assets, or of specified assets credited to the Deferral Amount portion of his or her Deferred Compensation Account, in lieu of cash.

                 5.3.3 MANNER AND PLACE OF FILING ELECTIONS. All Initial and Subsequent Deferral Elections and Optional Distribution Elections shall be in writing on a form prescribed by the Administrator and shall be filed with the Administrator at the principal executive offices of the Company.

                 5.3.4 TERMINATION OF SERVICE. If a Participant ceases to be an Employee or a director of or consultant to the Company for any reason other than retirement, the Deferral Amount portion of the Participant's Deferred Compensation Account (Deferral Amounts adjusted for net investment income or loss) shall be determined as of the last business day of the December following the end of the Participation Year in which service terminates and shall be distributed to the Participant as soon as practicable thereafter; provided, however, (a) unless the Participant so elects, no payment from the Participant's Deferred Compensation Account that would, but for the termination of service, have occurred before the time described above, shall be delayed pursuant to this Section 5.3.4, and (b) if the Participant so elects at least 15 days before the date of termination (an "Optional Distribution Election"), the Participant shall receive all, or a specified percentage or dollar amount, of the Deferral Amount portion of his or her Deferred Compensation Account in a lump sum or in annual installments (commencing on the date that the distribution otherwise would be made) over a period of 5, 10, or 15 years, as the Participant elects. (If a percentage is elected in an Optional Distribution Election, the Administrator in its sole judgment shall calculate the appropriate amount to be distributed on each installment date.) Unless a different amount (or method of calculation) is specified in the Optional Distribution Election, the amount on any distribution date shall be the amount then in the Participant's Deferred Compensation Account attributable to the Deferral Amount divided by the number of installments yet to be paid (including the then-current installment). For purposes of this Plan, a Participant who becomes Totally Disabled shall be deemed to have ceased to be an Employee on the date he or she is determined to be so disabled, without regard to whether he or she continues to be treated as an Employee for any other purpose.

                 5.3.5 RETIREMENT. If a Participant ceases to be an Employee or a director of or consultant to the Company due to retirement, the retirement shall generally be treated as a termination of service subject to Section 5.3.4 hereof; provided, however, that the Participant may, at least 15 days before the date of termination of service, in addition to the elections permitted by
Section 5.3.4, elect with respect to any distributions from the Deferral Amount portion of the Participant's Deferred Compensation Account that would otherwise occur more than 15 days after the latest date to make such election, to receive all, or a specified percentage or dollar amount, of the Deferral Amount portion of the Participant's Deferred Compensation Account in a lump sum or in annual installments (commencing no later than as soon as practicable after December 31 of the calendar year in which he or she reaches age 70 1/2) over a period of 5, 10 or 15 years.

                 5.4  DISTRIBUTIONS ATTRIBUTABLE TO SERP AMOUNTS.  Subject to
Section 13.2 (dealing with the Insolvency of the Company), the portion of a Participant's Deferred Compensation Account
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attributable to the Participant's SERP Amount (the SERP amount adjusted for net investment income or loss) shall be distributed to the Participant in accordance with the Participant's written election filed with the Administrator at the principal executive offices of the Company at least 15 days before the Participant ceases to be an Employee. The Participant may elect to receive all, or a specified percentage or dollar amount, of the Deferral Amount portion of the Participant's Deferred Compensation Account in a lump sum or in annual installments (commencing no later than as soon as practicable after December 31 of the calendar year in which he or she reaches age 70 1/2) over a period of 5, 10 or 15 years. (If a percentage is elected, the Administrator in its sole judgment shall calculate the appropriate amount to be distributed on each installment date.) Unless a different amount (or method of calculation) is specified in the election, the amount on any distribution date shall be the amount then in the Participant's Deferred Compensation Account attributable to the SERP Amount divided by the number of installments yet to be paid (including the then-current installment). If a Participant fails to make a valid election with respect to the time and method of Plan distribution attributable to the SERP Amount portion of his or her Deferred Compensation Account, such portion shall be distributed to the Participant as soon as practicable after December
31 of the calendar year in which the SERP Amount is credited to the Participant's Deferred Compensation Account. On or before the first business day of the June before the date that a distribution from the SERP Amount portion of his or her Deferred Compensation Account is to be made, a Participant may file a written election with the Administrator to receive an in-kind distribution of all of the assets, or of specified assets credited to the SERP Amount portion of his or her Deferred Compensation Account, in lieu of cash.

                 5.5 HARDSHIP. Upon the request of a Participant and based upon a showing of severe financial hardship caused by accident, illness, or any other similar event beyond the Participant's control, the Administrator may, in its sole discretion, accelerate (to such time as the Administrator may elect) the time of payment of that portion (up to all) of the amount credited to the Participant's Deferred Compensation Account in order to alleviate such hardship.

         6.      DEFERRED COMPENSATION ACCOUNTS.

                 6.1 SEPARATE ACCOUNTS. The Administrator shall establish and maintain a separate Deferred Compensation Account for each Participant. Each Participant's Deferred Compensation Account shall be credited with the Participant's Deferral Amount and any SERP Amount, and with earnings and realized and unrealized gains with respect to such amounts, and shall be charged with any amount distributed to or with respect to, the Participant in accordance with this Plan, with realized and unrealized losses incurred by the Deferred Compensation Account and with any expenses, fees, and withholding taxes properly chargeable to the Deferred Compensation Account or imposed in respect of compensation deferred or payable under this Plan.

                 6.2 INVESTMENT OF ACCOUNTS. By written investment directions to the Administrator, each Participant shall direct the investment of his or her Deferred Compensation Account among the investment funds available under this Plan. In the absence of timely instructions, a Participant's Deferred Compensation Account shall be invested in a money market fund (or, if there is no money market fund among the investment funds available under this Plan, in the investment fund that most closely resembles a money market fund). In accordance with rules established by the Administrator, each Participant shall be allowed to modify his or her investment directions (or the initial investment made in the absence of directions from the Participant) with respect to all or any portion of his or her Deferred Compensation Account, effective as of the first day of the next calendar quarter following the date of the modification. A Participant's change of investment directions shall apply to the existing balance in his or her Deferred Compensation Account and to the amount of future Deferral Amounts, as the Participant may elect.

                 6.3 DESIGNATION OF AVAILABLE INVESTMENT OPTIONS. The Chief Financial Officer of the Company shall select the investment funds that will initially be available for the investment of Deferred Compensation Accounts hereunder. The Chief Financial Officer shall have the power and authority, in his or her sole and absolute discretion, to add any new investment fund deemed to be desirable and to eliminate any investment fund previously available hereunder in which no portion of any Participant's Deferred Compensation Account is invested.
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                 6.4  VALUATION OF ACCOUNTS.  As soon as administratively
practical after the end of each calendar quarter, and after the removal or resignation of the Trustee, the Trustee shall value each Deferred Compensation Account then maintained hereunder, based on fair market values as of the close of the relevant quarter or the close of the shorter period ending with such removal or resignation, as applicable. Each Participant's Deferred Compensation Account shall be valued separately. Any earnings and realized and unrealized gains attributable to a Participant's Deferred Compensation Account shall be credited to such Account on a segregated basis, and any amounts distributed from, any realized and unrealized losses incurred by, and any expenses and fees properly chargeable to, a Participant's Deferred Compensation Account shall be charged against such Account on a segregated basis.

                 6.5 STATEMENTS TO PARTICIPANTS. As soon as administratively practical after each valuation described in Section 6.4, the Trustee (or the Company) shall provide each Participant (or, if applicable, Beneficiary) with a statement that discloses the results of such valuation with respect to the Participant's Deferred Compensation Account.

                 6.6 VESTING. Subject to the provisions of Section 13.2 (dealing with the Insolvency of the Company), a Participant shall at all times have a fully vested (i.e., nonforfeitable) interest in his or her Deferred Compensation Account.

         7.      DEATH BENEFITS.

                 7.1 DESIGNATION OF BENEFICIARY. Each Participant shall have the right to designate a Beneficiary to receive the balance, if any, of the Participant's Deferred Compensation Account at the time of the Participant's death and shall have the right at any time to revoke such designation or to substitute another such Beneficiary (without the consent of any Beneficiary who had been designated before the time of such revocation or substitution). No Beneficiary designation made pursuant to this Section 7.1 shall be effective unless it is in writing and received by the Administrator before the death of the Participant. If a Participant is married, the Participant's designation of any Beneficiary other than his or her spouse must be consented to in writing by the Participant's spouse, unless the Participant establishes to the satisfaction of the Administrator that such consent cannot be obtained because the spouse cannot be located. To be effective, a spouse's consent must be witnessed by the Administrator or a notary public. If there is no valid designation of Beneficiary on file with the Administrator at the time of a Participant's death, or if a validly designated Beneficiary is not living at the time a payment is to be made to such Beneficiary under this Plan, the balance of the deceased Participant's Deferred Compensation Account shall be payable to the Participant's spouse if then living, or if not, to the Participant's estate.

                 7.2 GENERAL RULE FOR PLAN DISTRIBUTIONS; ELECTIONS INCIDENT TO DEATH. Subject to the provisions of Section 13.2 (dealing with the Insolvency of the Company), if a Participant dies before he or she has received the entire amount credited to his or her Deferred Compensation Account, all of the Participant's Deferred Compensation Account shall be distributed to his or her Beneficiary in a single lump-sum distribution of cash as soon as practicable after the Participant dies.

                 7.3 INVESTMENT RIGHTS DURING DISTRIBUTION PERIOD. For so long as a deceased Participant's Deferred Compensation Account has not been fully distributed to his or her Beneficiary, the assets credited to the Account shall remain in the Trust, and the Beneficiary shall have the rights provided to Participants in Section 6.2 (with respect to directing the investment of such Account).

         8.      VALUATION OF ACCOUNTS FOR DISTRIBUTION.

         When a Participant or Beneficiary is to receive a distribution from a Deferred Compensation Account, the Account shall be valued (or, in the case of an in-kind distribution, the number of shares or other units in the Account shall be determined) as of the quarterly valuation date coinciding with or immediately preceding the date the distribution is to be made.

         9.      CHANGE IN CONTROL.
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         Within 30 days following a Change in Control, a Participant or a
Beneficiary may elect to accelerate, to a date no earlier than 60 days following the date of the election, the time of payment of all or a portion of the amount credited to the Participant's Deferred Compensation Account on the date of such Change in Control. This election shall be available whether or not the Participant ceases to be an Employee or perform services in connection with such Change in Control. The provisions of this Section 9 shall be deemed applicable upon the occurrence of any Change in Control, notwithstanding that this Plan may be amended or terminated thereafter.

         10. TRUSTEE AND TRUST AGREEMENT; DEFERRAL AND SERP AMOUNTS CONTRIBUTED TO TRUST; PAYMENT OF EXPENSES.

                 10.1 TRUSTEE AND TRUST AGREEMENT. The Company shall appoint a Trustee to hold the amount of each Participant's Deferral Amount and SERP Amount in trust and shall enter into a Trust Agreement with such Trustee with respect to the management and disposition of such funds. All contributions to the Trust shall be held and invested by the Trustee in accordance with the terms of this Plan and the Trust Agreement.

                 10.2 CONTRIBUTION OF DEFERRAL AND SERP AMOUNTS TO TRUST. The amount of each Participant's Deferral Amount and SERP Amount shall be contributed to the Trust established hereunder as soon as reasonably practicable, and no more than 30 days, after the amount otherwise would have been paid to the Participant. Such contributions shall be made by the Participant's employer.

                 10.3 PAYMENT OF EXPENSES. All expenses of operating and administering this Plan, including the fees of, and general expenses incurred by, the Trustee, shall be paid by the Company. Notwithstanding the preceding sentence, however, expenses incurred in connection with the investment of any Participant's Deferred Compensation Account, including brokerage fees or commissions, and any fees payable to an investment manager in connection with its management of the investment of all or any portion of a Participant's Deferred Compensation Account, shall be charged to or paid from such Participant's Deferred Compensation Account, as appropriate.

         11.  AMENDMENT, SUSPENSION OR TERMINATION.

         The Board shall have the right to amend, suspend or terminate this Plan at any time and for any reason. Notwithstanding the preceding sentence, however, subject to the provisions of Section 13.2 (dealing with the Insolvency of the Company), no amendment or termination of this Plan shall reduce any Participant's or Beneficiary's rights or benefits accrued under this Plan before the date the amendment is adopted or this Plan is terminated, as appropriate, including the Participant's or Beneficiary's right to payment of the balance of his or her Deferred Compensation Account as of such date. Upon the termination of this Plan, the Trust shall continue until all Deferred Compensation Accounts have been distributed to the appropriate Participants and Beneficiaries in accordance with the provisions of this Plan and the Trust Agreement in effect at the time of such termination.

         12.  CLAIMS AND REVIEW PROCEDURE.

                 12.1 CLAIMS FOR BENEFITS. The Administrator shall determine each Participant's and Beneficiary's right to benefits under this Plan. If a Participant or Beneficiary disagrees with the Administrator's determination, he or she may file a written request for review of the determination, and such request will be treated as a claim for benefits hereunder. Any such claim shall be filed with the Administrator at the principal executive offices of the Company.

                 12.2 DENIAL OF CLAIMS. In the event that any claim for benefits is denied, in whole or in part, the Administrator shall notify the claimant in writing of such denial and of the claimant's right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for the denial, specific references to the Plan provisions on which the denial is based, a description of any information or material necessary to perfect the claim and an explanation of why such material is necessary, and
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an explanation of this Plan's procedure for review of denied claims.  Such written notice shall be given to the claimant within 90 days after the Administrator receives the claim, unless special circumstances require an extension of time, up to an additional 90 days, for processing the claim. If such an extension is required, a written notice indicating the reason an extension is required and the date by which the Administrator expects to render its decision shall be furnished to the claimant before the end of the initial 90-day period. If written notice of the denial of a claim for benefits, or of the fact that an extension of time is necessary for processing a claim, is not furnished within the time specified in this Section 12.2, the claim shall be deemed to be denied, and the claimant shall be permitted to appeal such denial in accordance with the procedure for review of denied claims set forth in
Section 12.3.

                 12.3 REVIEW OF DENIED CLAIMS. Any person whose claim for benefits is denied (or deemed denied), in whole or in part, or such person's duly authorized representative, may appeal from such denial by submitting a request for a review of the claim to the Administrator within 60 days after receiving written notice of the denial (or, in the case of a deemed denial, within 60 days after the claim is deemed denied). The Administrator shall give the claimant or such representative an opportunity to review pertinent documents that are not privileged in preparing a request for review. A request for review shall be in writing and shall be addressed to the Administrator at the principal executive offices of the Company. A request for review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters the claimant deems pertinent. The Administrator may require the claimant to submit such additional facts, documents, or other material as it may deem necessary or appropriate in making its review.

                 12.4 DECISION ON REVIEW. The Administrator shall act on each request for review within 60 days after receipt thereof, unless special circumstances require an extension of time, up to an additional 60 days, for processing the request. If such an extension is required, written notice of the extension shall be furnished to the claimant within the initial 60-day period. The Administrator shall give prompt, written notice of its decision to the claimant. In the event that the Administrator affirms the denial of the claim for benefits, in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for the denial and specific references to the Plan provisions upon which the decision is based. If written notice of the Administrator's decision on a request for review, or of the fact that an extension of time is necessary for processing a request, is not given to the claimant within the time prescribed in this
Section 12.4, the claim shall be deemed to have been denied on review.

         13.  GENERAL PROVISIONS.

                 13.1 NO EMPLOYMENT RIGHTS. Nothing contained in this Plan shall in any way be construed as conferring upon a Participant the right to continue as an Employee.

                 13.2 EFFECT OF INSOLVENCY/PARTICIPANTS ARE GENERAL CREDITORS. Notwithstanding any other provision of this Plan, in the event of the Insolvency of the Company, but not in any other circumstance, the assets of the Trust shall be subject to the claims of the general creditors of the Company. In such event, all Participants and Beneficiaries under this Plan shall constitute unsecured general creditors of the Company with respect to amounts otherwise payable hereunder and shall have no special or priority claim with respect to the assets held in the Trust.

                 13.3  NO ASSIGNMENT OF RIGHTS.  Except as set forth in Section
13.2 (dealing with the Insolvency of the Company) and as otherwise provided by applicable law, the interest of any person in this Plan, in the Trust, or in any distribution to be made under this Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this
Section 13.3 shall be void.

                 13.4 INCAPACITY. If the Administrator determines that any person is unable to handle properly any amounts payable under this Plan, the Administrator may make any arrangement for payment on such person's behalf that it determines will be beneficial to such person, including (without limitation) the payment of such amounts to the guardian, conservator, spouse, or dependent(s) of such person.

                 13.5 SINGULAR/PLURAL. Wherever used herein, the singular number or tense shall include the plural.

                 13.6 CHOICE OF LAW. This Plan and all rights hereunder shall be interpreted and construed in accordance with ERISA, and, to the extent state law is not preempted by ERISA, the laws of the State of California.

         14. ADOPTION. To record the adoption of this amended and restated Raychem Corporation Executive Deferred Compensation Plan, this document is executed on behalf of the Board by an authorized officer this 15th day of December, 1995.


                                        /S/ RAYMOND J. SIMS
                                        ----------------------------------------
                                        Raymond J. Sims
                                        Chief Financial Officer